Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Alan D. Martin

(815) 432-2476

IF BANCORP, INC. COMPLETES STOCK OFFERING AND CONVERSION

Watseka, Illinois, July 7, 2011: IF Bancorp, Inc., the holding company for Iroquois Federal Savings and Loan Association (“Iroquois Federal”), announced that it completed its stock offering in connection with the mutual-to-stock conversion of Iroquois Federal on July 7, 2011. Shares of IF Bancorp, Inc. are expected to begin trading on Friday, July 8, 2011, on the NASDAQ Capital Market under the symbol “IROQ.”

IF Bancorp sold 4,496,500 shares of common stock at $10.00 per share in its subscription offering, including 384,900 shares purchased by Iroquois Federal’s employee stock ownership plan. IF Bancorp also contributed $450,000 and 314,755 shares of its common stock to Iroquois Federal Foundation, Inc., a not-for-profit charitable foundation that Iroquois Federal has established in connection with the stock offering and conversion.

As previously announced, the stock offering was oversubscribed by eligible account holders of Iroquois Federal, i.e., depositors having eligible accounts as of February 28, 2010. If you are an eligible account holder and would like to confirm your allocation, allocation information will be available online at https://allocations.kbw.com through July 31, 2011. Stock certificates and subscription refunds are currently being processed.

The subscription offering was managed by Keefe, Bruyette & Woods, Inc. Luse Gorman Pomerenk & Schick, P.C. acted as counsel to IF Bancorp and Iroquois Federal. Vedder Price P.C. acted as counsel to Keefe, Bruyette & Woods, Inc.

Iroquois Federal, a federally chartered savings association headquartered in Watseka, Illinois, was originally chartered in 1883. At March 31, 2011, we had $409.5 million of total assets, $339.8 million of total deposits and $37.5 million of total equity. We provide financial services primarily to individuals, families and businesses through our four full-service banking offices located in the Illinois municipalities of Watseka, Danville, Clifton and Hoopeston and our loan production and wealth management office in Osage Beach, Missouri.

This news release contains certain forward-looking statements about the stock offering of IF Bancorp, Inc and the trading market for the shares of common stock. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in general economic conditions, changes in the interest rate environment, legislative and regulatory changes, changes in the securities markets and changes in consumer spending, borrowing and savings habits.